Elamex Announces Second-Quarter Financial Results

EL PASO, TX -- 07/29/2004 -- Elamex S.A. de C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced financial results for the second quarter of 2004.

Second Quarter Results

Second quarter 2004 operations are comprised of the Food Products segment (Franklin Connections) and Shelter Services. As explained below, the results of operations for Precision Tool, Die and Machine Company ("Precision") are reflected in the Elamex consolidated statement of operations through December 19, 2003, but are excluded from consolidation in subsequent periods. The Company also has a 50.1% investment in Qualcore, an unconsolidated joint venture that manufactures plastics and metal parts. The equity method of accounting is used to recognize the results of operations for Qualcore and Precision. The company is actively working to sell its interests in both Precision and Qualcore.

Second quarter consolidated net sales totaled $23.4 million compared with $41.4 million for the second quarter of 2003. The Food Products segment represented $22.9 million, or 97.9%, of second-quarter 2004 consolidated net sales, compared with $18.7 million, or 45.2%, of consolidated net sales for the second quarter of 2003. Because the operations of Precision are excluded from consolidation in 2004, year-over-year comparison of quarters shows a large decrease in net sales. In the second quarter of 2003, Precision recorded $18.0 million of net sales, which was 43.5% of consolidated net sales. Shelter Services generated $3.6 million in second-quarter 2004 net sales, a year-over-year decrease of 57.6%, due primarily to the divestiture of a substantial portion of that segment at the end of the second quarter of 2003. Intersegment sales between Food Products and Shelter Services are eliminated in consolidation. The eliminations totaled $3.1 million for the second quarter of 2004 and $3.8 million in the second quarter of 2003.

Gross profit was $6.0 million, or 25.6% of sales, for the second quarter of 2004, compared with gross profit of $5.4 million or 13.0% of net sales for the second quarter of 2003. Total operating expenses for the second quarter of 2004 were $5.6 million compared with $6.2 million for the second quarter of 2003.

Other income (expense) in the second quarter of 2003 included recognition of a gain on the sale of certain shelter contracts, miscellaneous assets and stock of five newly created companies of approximately $1.7 million.

First Half Results

First half 2004 operations are comprised of the Food Products segment (Franklin Connections) and Shelter Services. As explained above, the results of operations for Precision Tool, Die and Machine Company ("Precision") are excluded from consolidation. The equity method of accounting is used to recognize the results of operations for Qualcore and Precision. The company is actively working to sell its interests in both Precision and Qualcore.

First half consolidated net sales totaled $43.2 million compared with $80.8 million for the first half of 2003. Because the operations of Precision are excluded from consolidation in 2004, year-over-year comparison of first half results shows a large decrease in net sales. In the first half of 2003, Precision recorded $36.2 million of net sales, which was 44.8% of consolidated net sales.

Gross profit was $10.7 million, or 24.8% of sales, for the first half of 2004, compared with gross profit of $10.0 million or 12.4% of net sales for the first half of 2003. Total operating expenses for the first half of 2004 were $10.6 million compared with $15.7 million for the first half of 2003.

In the first quarter of 2003, recognition of $3.6 million of expense for impairment of goodwill attributable to Precision contributed to the first half 2003 net loss of $5.2 million, or $0.69 per basic and diluted share, compared to a net loss of $1.8 million, or $0.23 per basic and diluted share, in the first half of 2004.

Other income (expense) in the first half of 2003 included recognition of a gain on the sale of certain shelter contracts, miscellaneous assets and stock of five newly created companies of approximately $1.7 million.

Financial Reporting for Precision Tool, Die and Machine Company

In December 2003, Elamex announced that its board of directors had authorized the sale of Precision, the company's Metal Stamping segment, which filed for Chapter 11 protection on December 19, 2003. Neither Elamex nor any of its subsidiaries or affiliates have guaranteed any of the obligations of Precision.

As a consequence of seeking protection under bankruptcy laws, and in view of the specific pattern of facts in this situation, accounting rules require that Precision results of operations are included in the consolidated results of operations for Elamex and subsidiaries only through December 19, 2003. Thereafter, earnings or losses of Precision are recognized in accordance with the equity method of accounting, as defined by generally accepted accounting principles. Accordingly, no Precision revenues or expenses occurring subsequent to December 19, 2003, are reflected in the Elamex consolidated statement of operations. Management expects that no future losses will be recognized in connection with Precision because the parent company's investment in this subsidiary has been reduced to zero.

The equity method also defines the balance sheet presentation of Precision. As of December 31, 2003, and June 30, 2004, the net amount of Elamex's investment in Precision is zero, excluding Precision entirely from the consolidated balance sheets as of those dates.

Financial Condition

At June 30, 2004, the Company had cash and cash equivalents totaling $1.5 million and total assets of $67.5 million. Long-term debt and capital leases, excluding current portion, totaled $16.5 million at June 30, 2004, and stockholders' equity totaled $29.3 million.

Mixed Results for the Second Quarter

Focusing on the Food Services segment, Elamex President and Chief Executive Officer Richard Spencer said: "We recorded a double digit rate of growth in net sales to commercial food service customers and to contract manufacturing customers. Combined, these two product lines make up about two thirds of our total Food Services segment. We had a degree of unanticipated softness in sales of candy and nuts to retailers, resulting in a small decrease in volume on a year-to-date basis. A portion of this is due to our strategy of emphasizing private label sales direct to retailers, rather than selling through resellers. Looking at the full Food Service segment, year-to-date net sales are up more than 19% over the same period last year. Even with this substantial increase in sales, the increase in operating expenses was limited to 2.7%. Second quarter operating expenses were affected by the dramatic nationwide increase in fuel prices. We also experienced increases in the price of certain commodities. Inclusive of those adverse factors, however, the Food Services segment produced first-half operating income of $602,000. This is compared to a loss of $1,859,000 for the first-half of 2003."

"We will continue to focus on contract manufacturing opportunities," Spencer stated. "We have additional capacity to expand contract manufacturing revenues in both the candy plant and the nut processing plant. Our manufacturing facilities are excellent and our labor force is skilled. We have access to favorably priced raw materials and comparatively low cost labor. These are distinct advantages to potential customers."

About Elamex

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-K filing with the Securities and Exchange Commission for the year ended December 31, 2003. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS)
(Unaudited)

                                           June 30, 2004  December 31, 2003
                                           -------------  -----------------
Assets

        Current assets                       $  22,354      $  20,876
        Property, plant and equipment, net      39,123         39,956
        Other assets, net                        6,010          6,871
                                             ---------      ---------
                                             $  67,487      $  67,703
                                             =========      =========

Liabilities and Stockholders' Equity

        Current liabilities                  $  21,760      $  19,535
        Long-term debt and liabilities          16,453         17,140
                                             ---------      ---------
                  Total liabilities             38,213         36,675

        Stockholders' equity                    29,274         31,028
                                             ---------      ---------
                                             $  67,487      $  67,703
                                             =========      =========

ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
(UNAUDITED)

                   Three Months  Thirteen Weeks   Six Months    Twenty-six
                       Ended         Ended          Ended       Weeks Ended
                  June 30, 2004  July 4, 2003   June 30, 2004  July 4, 2003
                  -------------  ------------   -------------  ------------
Net sales            $  23,402    $  41,400       $  43,182      $  80,828
Cost of sales           17,358        6,034          32,504         70,788
                     ---------    ---------       ---------      ---------
  Gross profit           6,044        5,366          10,678         10,040
                     ---------    ---------       ---------      ---------

Operating expenses:
  General and
   administrative        1,282        2,202           2,481          4,147
  Selling                1,742        1,715           3,370          3,459
  Distribution           2,549        2,331           4,712          4,549
  Goodwill impairment                                                3,580
                     ---------    ---------       ---------      ---------
    Total operating
     expenses            5,573        6,248          10,563         15,735
                     ---------    ---------       ---------      ---------
    Operating Income
     (loss)                471         (882)            115         (5,695)
                     ---------    ---------       ---------      ---------

Other (expense)
 income:
  Interest expense        (526)        (866)         (1,046)        (1,710)
  Equity in losses
   of unconsolidated
   subsidiaries           (350)        (350)           (726)          (522)
  Gain on sale of
   certain Shelter
   operations                         1,680                          1,680
  Other, net               420          836             396            826
                     ---------    ---------       ---------      ---------
    Total other
     (expense)
     income               (456)       1,300          (1,376)           274
                     ---------    ---------       ---------      ---------

    Income (loss)
     before income
     taxes                  15          418          (1,261)        (5,421)

  Income tax
   Provision
   (benefit)               424          198             493           (205)
                     ---------    ---------       ---------      ---------
    Net loss income  $    (409)   $     220       $  (1,754)     $  (5,216)
                     =========    =========       =========      =========

    Net (loss)
     income per
     share, basic    $   (0.05)   $    0.03       $   (0.23)     $   (0.69)
                     =========    =========       =========      =========
   Shares used to
    compute net
    (loss) income
    per share,
    basic            7,502,561    7,504,904       7,502,561      7,507,881
                     =========    =========       =========      =========
   Net (loss) income
    per share,
    diluted          $   (0.05)   $    0.03       $   (0.23)     $   (0.69)
                     =========    =========       =========      =========
   Shares used to
    compute net
    (loss) income
    per share,
    diluted          7,502,561    7,526,051       7,502,561      7,507,881
                     =========    =========       =========      =========

Contact:
Sam Henry
915-298-3061
sam.henry@elamex.com